Exhibit 21     Subsidiaries of National Beauty
          Names under which
Name     Jurisdiction of Incorporation     Subsidiaries do Business
----     -----------------------------     ------------------------
Cleaning Express USA, Inc.     Florida     Cleaning Express USA, Inc.
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BeautyWorks USA, Inc.     Florida     BeautyWorks USA, Inc.
---------------------     -------     ---------------------
Beauty Merchant, Inc.     Florida     Beauty Merchant, Inc.
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